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                                                                      EXHIBIT 99

                                                     Cephalon, Inc.
                                                     145 Brandywine Parkway
                                                     West Chester, PA 19380-4245
                                                     (610) 344-0200
                                                     Fax (610) 344-0065


Contact: Jason Rubin
(610) 344-0200

FOR IMMEDIATE RELEASE

           Cephalon Completes Recently-Announced Private Placement of
                            Senior Convertible Notes

         West Chester, PA -- April 8, 1997 -- Cephalon, Inc. (NASDAQ: CEPH) announced today that it has completed its $30 million private placement of senior convertible notes, under the terms of a previously-announced January 1997 agreement. The use of the proceeds are subject to certain restrictions. A registration statement to register 1.43 million shares to cover the resale by investors of the common stock issuable upon conversion of the convertible notes has been declared effective by the Securities and Exchange Commission.

         Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company that discovers, develops and markets products to treat neurological disorders. The company is developing products for the treatment of ALS, narcolepsy, peripheral neuropathies, Alzheimer's disease and stroke, and currently copromotes two products in the United States for the treatment of neurological conditions.

         This news release may contain forward-looking statements that involve risks and uncertainties. A full discussion of Cephalon's operations and financial condition, including factors that may affect the company's business and future prospects, is contained in documents the company files with the SEC, such as form 10-Q and 10-K reports. These documents identify important factors that could cause the company's actual performance to differ from current expectations.

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